Hennessy Advisors, Inc. Increases Dividend 10%

NOVATO, Calif., Oct. 30, 2018 /PRNewswire/ -- The Board of Directors of Hennessy Advisors, Inc. (NASDAQ: HNNA) today declared a quarterly dividend of $0.11 per share (annualized at $0.44), which represents a 10% increase from the firm's previous quarterly dividend of $0.10 per share. The dividend will be paid on December 5, 2018, to shareholders of record as of November 13, 2018.

"Since 2005, our consistent dividend program has remained a cornerstone of the value we want to provide our shareholders, and we are pleased to increase our dividend for the 13th time," said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc. "But above all, we continue to be committed to our fundamental business strategy of seeking accretive acquisitions and growing organically," he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061